Exhibit 3(i)

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

ITRONICS INC.

Pursuant to the provisions of the Texas Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is Itronics Inc.

SECOND: Article IV of the Corporation's Articles of Incorporation is amended by deleting the first paragraph, under the heading "SHARES", in its entirety and a new first paragraph is substituted therefore which reads as set forth in Exhibit "A" attached hereto and incorporated herein by this reference.

THIRD: The amendment to the Corporation's Articles of Incorporation was adopted by its shareholders on May 6, 2008.

FOURTH: (a) The number of shares of record were 999,996,999 shares of common stock.

(b) The number of shares entitled to vote on the Amendment were 999,996,999 shares of common stock.

(c) There were no shares entitled to vote as a class other than the common stock.

FIFTH: (a) The number of common shares voting for the Amendment were 673,936,930, the number of common shares voting against the Amendment were 195,187,789, and the number of common shares abstaining were 7,044,763.

(b) There was no class of shares entitled to vote on the Amendment other than the common shares.

SIXTH: The Amendment did not provide for an exchange, reclassification or cancellation of issued shares.

SEVENTH: The Amendment provided for a change in the par value from one mill ($0.001) to one-tenth of a mill ($0.0001)

ITRONICS INC.

                                                                                                                By: /S/ JOHN W. WHITNEY

                                                                                                                        Dr. John W. Whitney, President

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Exhibit "A"

AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

ITRONICS INC.

ARTICLE IV

SHARES

The total number of shares of capital stock which the Corporation is authorized to issue is to consist of twenty billion (20,000,000,000) shares of common stock, with a par value of one tenth of a mill ($0.0001) per share (the "Common Stock"), and one million (1,000,000) shares of Preferred Stock, with a par value of one mill ($0.001) per share (the "Preferred Stock"). The Board of Directors is authorized to issue the capital stock of the Corporation from time to time in such amounts as the Board of Directors may determine for any purpose allowed by law.

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